Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-192024, 333-197373, 333-207658 and 333-212722 on Form S-8 of our reports dated March 1, 2017, relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France
March 1, 2017

Represented by Anthony Maarek